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                                                                   EXHIBIT 10.19

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated and effective the 1st day of November, 2000 (the "Effective Date") is made by and between Global TeleSystems, Inc., a Delaware corporation (the "Company") and GRIER C. RACLIN, an adult resident of Chevy Chase, Maryland (the "Executive").

RECITALS:

                  A. The Executive has heretofore been employed by the Company pursuant to that certain Employment Agreement between the Executive and the Company dated as of September 28, 1997 (the "Prior Agreement");

                  B. It is the desire of the Company to assure itself of the continued services of Executive by engaging Executive as its Executive Vice-President, General Counsel and Chief Administrative Officer; and

                  C. Executive desires to continue to serve the Company on the terms herein provided;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                  1. Certain Definitions.

                   (a) "Annual Base Salary" shall have the meaning set forth in
           Section 5(a).

                   (b) "Board" shall mean the Board of Directors of the Company.

                   (c) "Bonus" shall have the meaning set forth in Section 5(b).

                   (d) The Company shall have "Cause" to terminate Executive's employment hereunder upon Executive's

                           (i) failure to follow a legal order of the Board or
                  the Chief Executive Officer of the Company, other than any such failure resulting from Executive's Disability, after notice and reasonable opportunity for cure,

                           (ii) fraud, embezzlement, or any other similar
                  illegal act involving moral turpitude committed by the Executive in connection with the Executive's duties as an executive of the Company or any subsidiary or affiliate of the Company,

                           (iii) conviction of any felony or crime involving
                  moral turpitude which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, or

                           (iv) willful or grossly negligent commission of any
                  other act or failure to act in connection with the Executive's duties as an executive of the Company which causes or may reasonably be expected (as of the time of such


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                  occurrence) to cause substantial economic injury to or
                  substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

                    (e) "Change in Control" shall mean any of the following events:

                           (i) a report shall be filed with the Securities and
                  Exchange Commission pursuant to the Exchange Act of 1934 (the "Act), or successor law or provision, disclosing that any "Person" (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company is, or becomes the beneficial owner (as such term is defined in Exchange Act Rule 13d-3), directly or indirectly of, 25% or more of the outstanding voting stock of the Company (or securities convertible into Company Stock) (calculated as provided in Exchange Act Rule 13d-3(d) in the case of rights to acquire Company Stock),

                           (ii) any such "Person", other than the Company or a
                  subsidiary of the Company, or a employee benefit plan sponsored by the Company or a Subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Company Stock (or securities convertible into Company Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Exchange Act Rule 13d-3), directly or indirectly, of 20% or more of the outstanding voting stock of the Company (calculated as provided in Exchange Act Rule 13d-3(d) in the case of rights to acquire Company Stock),

                           (iii) the stockholders of the Company shall approve
                  (A) any consolidation, share exchange or merger of the Company (a "Change of Control Transaction") (1) in which the stockholders of the Company immediately prior to such Change of Control Transaction do not own at least a majority of the voting power of the entity which survives/results from such Change of Control Transaction, or (2) in which a shareholder of the Company immediately before such Change of Control Transaction, but who does not own a majority of the voting stock of the Company immediately prior to such Change of Control Transaction, owns a majority of the Company's voting stock after such Change of Control Transaction; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures, or

                           (iv) there shall have been a change in a majority of
                  the members of the Board within a 24-month period unless the election or nomination for election by the Company's stockholders of each new director during such 24-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 24-month period; or

                           (v) the Company shall file a report with the
                  Securities and Exchange Commission on Form 8-K (or any successor thereto), that a change in control of or over the Company has occurred.

                    (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.


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                    (g) "Committee" shall mean either the Compensation Committee or a SubCommittee of such Committee duly appointed by the Board.

                    (h) "Company" shall have the meaning set forth in the preamble hereto.

                    (i) "Company Stock" shall mean the $.10 par value common stock of the Company.

                    (j) "Date of Termination" shall mean (i) if Executive's employment is terminated by Executive's death, the date of Executive's death and (ii) if Executive's employment is terminated pursuant to Section 6(a)(ii) - (vi) the date specified in the Notice of Termination.

                    (k) "Disability" shall mean the absence of Executive from Executive's duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the twelve-month period and which determination is made by a physician selected by the Company and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be "incurred" hereunder until, at the earliest, the last day of the sixth month of such absence.

                    (l) "Executive" shall have the meaning set forth in the preamble hereto.

                    (m) "Good Reason" shall mean any of the following events which is not cured by the Company within 15 days after written notice thereof is given to the Company by Executive: (i) any reduction in Executive Base Salary or Target Bonus as established from time to time, or failure to pay Executive's Base Salary or Bonus when due to Executive; (ii) any other material breach by the Company of any material term of this Agreement; (iii) any material adverse change in Executive's job titles, duties, responsibilities, status, reporting responsibilities or perquisites granted hereunder, without Executive's consent; or (iv) and change in the principal location of Executive's employed more than 50 miles from its then-current location without the Executive's consent. Except as set forth in
           Section 4 hereof or as otherwise agreed in writing by the Company, "Good Reason" shall cease to exist for an event on the 30th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company notice thereof prior to such date.

                    (n) "Notice of Termination" shall have the meaning set forth in Section 6(b).

                    (o) "Options" shall have the meaning set forth in Section 5(c).

                    (p) "Prior Agreement" shall have the meaning set forth in the preamble hereto.

                    (q) "Restricted Shares" shall have the meaning set forth in
           Section 5(d).

                    (r) "Restructuring Actions" shall mean all of the following events: (i) the sale of some or all of the company's interest in Golden Telecom, Inc. (GTI) and/or


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           some or all of the Company's interest in the company's Central
           European subsidiaries (GTS Hungaro, Inc., GTS Hungary Holding, Inc., GTS Poland, Inc., GTS Czech, Inc., GTS Romania, Inc. and GTS Slovakia s.r.o.), or their assets, for at least $150 million in total; (ii) the refinancing of Ebone with at least $550 million from one or a combination of (1) bank financing, (2) other external debt or equity financing, or (3) the proceeds of asset sales, including the sale of GTI or the Central Europe Subsidiaries to the extent those proceeds exceed $150 million; and (iii) the sale (to some or all of the holders of the publicly-traded bonds issued by Global TeleSystems (Europe) Ltd., or, with such bondholder's' consent, to members of the Company's management or to a third party) or wind-down of substantially all of the companies and businesses currently constituting the Company's "Business Services" Division.

                    (s) "Stock Option Plan" shall mean, as applicable to the relevant Options, the Fifth Amended and Restated 1992 Stock Option Plan of Global TeleSystems Group, Inc., the 2000 Stock Option Plan of Global TeleSystems, Inc., or any successor plans.

                    (t) "Term" shall have the meaning set forth in Section 2.

                  2. Employment Term. The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment, under the terms and conditions hereof, for the period (the "Term") beginning on the effective date hereof and ending upon the Date of Termination as set forth herein.

                  3. Position and Duties. Executive shall serve as Executive Vice-President, General Counsel and Chief Administrative Officer of the Company, reporting to the Chief Executive Officer, with such responsibilities, duties and authority as are customary for such role. Executive shall devote all necessary business time and attention, and employ Executive's reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.

                  4. Place of Performance. In connection with Executive's employment during the Term, Executive shall be based at the Company's offices in or near Arlington, Virginia, except for necessary travel on the Company's business. Executive may be reassigned to another location by mutual agreement.

                  5. Compensation and Related Matters.

                    (a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate not less than $350,000 per annum (the "Annual Base Salary"), less standard deductions, paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any official position or directorship that Executive is asked to hold in the Company or its affiliates as a part of Executive's employment responsibilities. No less frequently than annually during the Term, the Committee, on advice of the Company's Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of "Annual Base Salary" hereunder.

                    (b) Bonus. Except as otherwise provided for herein, for each fiscal quarterly compensation period (or other period consistent with the Company's then-applicable normal employment practices) during which Executive is employed


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           hereunder on the last day, Executive shall be eligible to receive a
           Bonus in an amount up to one-quarter (or other pro-rata portion as appropriate) of 75% of Executive's Base Salary (the "Target Bonus") pursuant to, and as set forth in, the terms of the GTS Senior Executive Bonus Plan as such Plan may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Compensation Committee in its sole discretion

                    (c) Stock Options. The Company has previously granted to Executive options to purchase 817,500 shares of Company Stock and, in connection herewith, will grant to Executive options to purchase a further 300,000 shares of Common Stock (all of such options, collectively, the "Options") pursuant to the terms of a Stock Option Plan and an associated Stock Option Agreement.

                    (d) Restricted Shares. The Company has granted to Executive 3,146 Restricted Shares and, in connection herewith, will grant to Executive 150,000 further Restricted Shares (collectively, the "Restricted Shares"), which shall be subject to restrictions on their sale as set forth in the Company Equity Compensation Plan and an associated Restricted Shares Grant Letter.

                    (e) Benefits. Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and other perquisites plans, including the Company's 1999 Senior Executive Perquisite Plan, as are generally provided by the Company to its senior executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company, provided that such benefits shall at least include, during the Term, a one million dollar ($1,000,000) death benefit life insurance policy on Executive life.

                    (f) Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties as an employee of the Company including, but not limited to, the use of a mobile telephone, pager, computer and associated equipment in Executive's home, a laptop computer, and the payment of dues for Executive's Illinois and D.C. Bar memberships and for Executive's membership in the American and International Bar Associations. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

                    (g) Vacations. Executive shall be entitled to paid vacation in accordance with the Company's vacation policy as in effect from time to time provided that, in no event shall Executive be entitled to less than four (4) weeks vacation per calendar year. Executive shall also be entitled to paid holidays and personal days in accordance with the Company's practice with respect to same as in effect from time to time.

                  6. Termination.

                    (a) Executive's employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

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                           (i) Death. Executive's employment hereunder shall
                  terminate upon Executive's death.

                           (ii) Disability. If Executive has incurred a
                  Disability, the Company may give Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 14th day after receipt of such notice by Executive, provided that within the 14 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.

                           (iii) Cause. The Company may terminate Executive's
                  employment hereunder for Cause.

                           (iv) Good Reason. Executive may terminate Executive's
                  employment for Good Reason.

                           (v) Without Cause. The Company may terminate
                  Executive's employment hereunder without Cause upon 90 days written notice to the Executive. The Executive may resign and such resignation shall be treated as "Termination without Cause" hereunder at the earlier of:

                              a. Upon 30 days' written notice to the Company, following the completion of the Restructuring Actions; or

                              b. Upon 90 days' written notice delivered to the Company on or after October 1, 2001.

                           (vi) Resignation without Good Reason. Executive may
                  resign Executive's employment without Good Reason upon 90 days written notice to the Company.

                    (b) Notice of Termination. Any termination of Executive's employment by the Company or by Executive under this Section 6 (other than termination pursuant to Paragraph 6(a)(i)) shall be communicated by a written notice (the "Notice of Termination") to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause or Disability, shall be at least ninety (90) days following the date of such notice (the "Notice Period"); provided that the Company may pay to Executive all Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period.

                    (c) Upon Executive's Termination of employment with the Company for whatever reason, he shall be deemed to have effectively resigned from all executive, director or other positions with the Company or its affiliates at the time of Termination, and shall return all property owned by the Company and in Executive's possession at that time.


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                  7. Severance Payments. Other than as set forth below, no
payments or benefits shall be due to Executive in connection with a termination of this Agreement other than Salary and Benefits earned prior to the date of termination.

                    (a) Termination without Cause or for Good Reason or at Death. If Executive's employment shall be terminated by the Company without Cause (pursuant to Section 6(a)(v)), or by the Executive for Good Reason (pursuant to Section 6(a)(iv)) or in the event of Death, and subject to the Company's receipt of a general release in its customary form, the Company shall

                           (i) pay to the Executive (A) all Annual Base Salary
                  due for the period prior to the Date of Termination and the prorated portion of the unpaid Bonus to which Executive would otherwise be entitled for the compensation period during which the termination occurred,, plus (B) an amount equal to two (2) times the sum of (i) the Executive's then-current rate of Annual Base Salary and (ii) the Executive's Target Bonus for the entire year in which the Date of Termination occurs, as set forth in the GTS Senior Executive Bonus Plan, which sum shall be payable in either a lump sum cash payment as soon as practicable following the Date of Termination, or, in the Company's sole discretion, in installments in accordance with the Company's normal payroll practices, provided that, upon a Change in Control during such 24-month period, the amounts payable to Executive under this Section 7(a)(i), to the extent not yet paid as of such Change in Control, shall be paid to him in a single lump sum cash payment at the time of such Change of Control;

                           (ii) accelerate to 100% the vesting of the Options
                  referred to in Paragraph 5(c) hereof;

                           (iii) accelerate to 100% the removal of restrictions
                  on the Restricted Shares referred to in Paragraph 5(d) hereof;

                           (iv) continue to provide Executive with all employee
                  benefits and perquisites (including the Executive Perquisite Program, which program shall be paid to Executive in a lump sum at its remaining cash value in the event of Change of Control) which Executive was participating in or receiving at the time of termination of employment until the earlier of two years from the Date of Termination or Executive's receipt of comparable benefits from a successor employer; and

                           (v) pay the cost to the earlier of 24 months or the
                  date Executive commences employment with another company (other than self-employment) of executive-level outplacement services (including the use of an office and secretarial support in or near Executive's residence) to a maximum of $25,000 per annum;

                           (vi) allow Executive to retain possession and use, of
                  all mobile phones, pagers and home computer equipment which have been allocated to him during his employment.

                           (vii) should Executive have relocated to London, then
                  relocation of family and household goods to the U.S. shall be provided consistent with Company practice and shall take place within six months from Date of Termination.


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                    (b) Termination by Reason of Disability. If Executive's
           employment shall terminate by reason of Executive's Disability (pursuant to Section 6(a)(ii) and subject to the Company's receipt of a general release in its customary form, the Company shall pay to Executive, in a lump sum cash payment as soon as practicable following the Date of Termination, all unpaid Base Salary due for the period prior to Termination, plus the prorated portion of the unpaid Target Bonus to which Executive would otherwise be entitled for the compensation period of termination and, if there is a period of time during which Executive is not being paid Salary and not receiving long-term disability insurance payments, the Committee may, in its discretion, determine that the Company shall make interim payments to Executive until commencement of disability insurance payments.

                    (c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

                  8. Parachute Payments.

                    (a) If it is determined (as hereafter provided) that by reason of any payment or Option vesting occurring pursuant to the terms of this Agreement (or otherwise under any other agreement, plan or program) upon a Change in Control (collectively a "Payment") the Executive would be subject to the excise tax imposed by Code Section 4999 or successor provision (the "Parachute Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

                    (b) Subject to the provisions of Section 8(a) hereof, all determinations required to be made under this Section 8, including whether a Parachute Tax is payable by the Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Parachute Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result


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           of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8(f) hereof and the Executive thereafter is required to make a payment of any Parachute Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

                    (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 8(b) hereof.

                    (d) The federal tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by the Executive. The Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

                    (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 8(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

                    (f) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), or successor provision, the Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take


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           such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
           (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                    (g) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statue of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G or successor provision, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive unrelated to matters covered hereto.

                    (h) If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company the Executive may retain such excess. If, after the receipt by the Executive of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Date of Termination.

                  9. Competition.

                    (a) Executive shall not, at any time during the Term, or (i) for a period of twelve (12) months thereafter, without the prior written consent of the Board, directly or indirectly through any other person or entity:

                           (i) own, acquire in any manner any ownership interest
                  in (except as purely passive investments amounting to no more than five percent of the voting equity), or serve as a director, officer, employee, counsel or consultant of any person, firm, partnership, corporation, consortia, association or other entity that competes with the Company or any of its affiliates or subsidiaries, in any European geographic market in which the Company either (A) offers or provides broadband telecommunications (which term hereafter shall be deemed to include data or internet communications) services to customers; (B) operates or manages a provider of telecommunications services; (C) has material investments in a provider of telecommunications services; or (D), to Executive's knowledge, has plans to either operate a telecommunications carrier, offer a telecommunications service, or invest in a telecommunications carrier within the next twelve months,

                           (ii) solicit, entice, persuade or induce any
                  individual who currently is, or at any time during the preceding twelve months shall have been, an officer, director or employee of the Company, or any of its affiliates, to terminate or refrain from renewing or extending such person's employment with the Company or such subsidiary or affiliate, or to become employed by or enter into contractual relations with or consultant for any other individual or entity, and Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or

                           (iii) except in accordance with Executive's duties on
                  behalf of the Company, solicit, entice, persuade, or induce any individual or entity which currently is, or at any time during the preceding twelve months shall have been, a customer, consultant, vendor, supplier, lessor or lessee of the Company, or any of its subsidiaries or affiliates, to terminate or refrain from renewing or extending its contractual or other relationship with the Company or such subsidiary or affiliate, and Executive shall not approach any such customer, vendor, supplier, consultant, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

                    (b) Executive shall not at any time:

                           (i) other than when required in the ordinary course
                  of business of the Company, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any trade secret, or confidential information concerning the financial condition, suppliers, vendors, customers, lessors, or lessees, sources or leads for, and methods of obtaining, new business, or the methods generally of doing and operating the respective businesses of the Company or its affiliates and subsidiaries to the degree such secret or information incorporates information that is proprietary to, or was developed specifically by or for, the Company, except such information that is a matter of public knowledge, was provided to Executive (without breach of any obligation of confidence owed to the Company) by a third party which is not an affiliate of the Company, or is required to be disclosed by law or judicial or administrative process, or

                           (ii) make any oral or written statement about the
                  Company and/or its financial status, business, compliance with laws, personnel, directors, officers, consultants, services, business methods or otherwise, which is intended or reasonably likely to disparage the Company or otherwise degrade its reputation in the business or legal community in which it operates or in the telecommunications industry;

                  provided that nothing in this Section 9(b) shall be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge that was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry;

                    (c) Executive hereby represents that (i) Executive is not restricted in any material way from performing Executive's duties hereunder as the result of any contract, agreement or law; and (ii) Executive's due performance of Executive's duties hereunder does not and will not violate the terms of any agreement to which Executive is bound.

                    (d) In the event any agreement in Section 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                  10. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 9 hereof will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 9 hereof, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

                  11. Mutual Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party's reputation in the business or legal community or in the telecommunications industry.

                  12. Foreign Corrupt Practices Act. Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 ("CPA"), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply with the provisions of the CPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive's employment for Cause. Additionally,

Executive hereby acknowledges that as a condition for the Company to continue this Agreement, Executive has executed an acknowledgment that Executive has read "An Explanation of the Foreign Corrupt Practices Act" and "Global TeleSystems Group, Inc. Policy on Foreign Transactions," copies of which have been provided to Executive. Executive also acknowledges that a condition precedent to the effectiveness of this Agreement is the execution by Executive of the "Addendum to the Global TeleSystems Group, Inc. Policy on Foreign Transaction," a copy of which has been provided to Executive. Additionally, and as a condition for the Company to continue this Agreement, Executive shall be required from time to time at the request of the Company to execute a certificate of Executive's compliance with the aforementioned laws and regulations.

                  13. Purchases and Sales of the Company's Securities. Executive has read and agrees to comply in all respects with the Company's Policy Regarding the Purchase and Sale of the Company's Securities by Employees, as such Policy may be amended from time to time. Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any "Trading Blackout Period" as may be determined by the Company as set forth in the Policy from time to time.

                  14. Indemnification. Executive shall be entitled to indemnification set forth in the Company's Certificate of Incorporation to the maximum extent allowed under the laws of the Commonwealth of Virginia and the State of Delaware Corporations Act, and Executive shall be entitled to all protection of and coverage under any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive's being or having been a director, officer or employee of the Company or any of its subsidiaries or Executive's serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

                  15. Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

         If to the Company:      Global TeleSystems, Inc.
                                 Attn.: Chief Executive Officer
                                 151 Shaftesbury Avenue
                                 London, England  WC2H 8AL


         If to Executive:        Grier C. Raclin


Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

                  16. Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

                  17. Entire Agreement. This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter including, but not limited to, the Prior Agreement. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

                  18. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

                  19. Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive's employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in Arlington, Virginia. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the Commonwealth of Virginia for purposes of seeking such injunctive or equitable relief as set forth above. Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys' fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration; provided, however, that in no event shall Executive be required to pay attorneys' fees in an amount that exceeds the amount incurred by Executive for Executive's attorneys' fees.

                  20. Choice of Law. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the Commonwealth of Virginia without giving effect to its rules governing conflicts of laws.

                  21. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

                  22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                   GLOBAL TELESYSTEMS, INC.


                                   By:
                                      ------------------------------------------
                                   Name:   Robert J. Amman
                                   Title:  Chairman, CEO and President


                                   EXECUTIVE


                                   ---------------------------------------------
                                   Grier C. Raclin



                                   Agreed and Acknowledged:


                                   ---------------------------------------------
                                   Name:   Adam Solomon
                                   Title:  Chairman, Senior Executive
                                           Compensation Committee of Board